UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Plug Power Inc.
(Name of Registrant as Specified In Its Charter)

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PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

April 15, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Plug Power Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 18, 2016, at 10:00 a.m., Eastern Time, at the InterContinental New York Times Square, 300 West 44th Street, Union Station Room, New York, NY10036.

The Annual Meeting has been called for the purpose of (i) the election of four Class II Directors, each for a three-year term; (ii) the ratification of KPMG LLP as the Company’s independent auditors for 2016; and (iii) such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 1, 2016, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote:

1.              “FOR” the election of the four nominees as Class II Directors of the Company as described in the accompanying proxy statement; and

2.              “FOR” the ratification of KPMG LLP as the Company’s independent auditors for 2016.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CAREFULLY REVIEW THE PROXY MATERIALS AND THEN CAST YOUR VOTE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. IF YOU ARE A STOCKHOLDER OF RECORD YOU MAY VOTE OVER THE INTERNET, BY TELEPHONE, OR BY REQUESTING A COPY OF THE PROXY MATERIALS BY MAILAND SIGNING, DATING AND MAILING THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON. IN ANY EVENT, TO BE SURE THAT YOUR VOTE WILL BE RECEIVED IN TIME, PLEASE CAST YOUR VOTE BY YOUR CHOICE OF AVAILABLE MEANS AT YOUR EARLIEST CONVENIENCE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED BYPROXY.

Sincerely,

Andrew Marsh
President and Chief Executive Officer

PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

(518) 782-7700

NOTICE OFANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 18, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Plug Power Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 18, 2016, at 10:00 a.m. Eastern Time, at the at the InterContinental New York Times Square, 300 West 44th Street, Union Station Room, New York, NY 10036 (the “Annual Meeting”) for the purpose of considering and voting upon:

1.              The election of four Class II Directors each to hold office until the Company’s 2019 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal;

2.              The ratification of KPMG LLP as the Company’s independent auditors for 2016; and

3.              Such other business as may properly come before the Annual Meeting and any adjournments or postponementsthereof.

The Board of Directors has fixed the close of business on April 1, 2016 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company’s common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at theAnnual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

By Order of the Board of Directors

Gerard L. Conway, Jr.
Corporate Secretary

Latham, NY

April 15, 2016

PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

(518) 782-7700

PROXY STATEMENT

ANNUAL MEETING OFSTOCKHOLDERS

To Be Held on Wednesday, May 18, 2016

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Plug Power Inc. (the “Company”) for use at the 2016 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 18, 2016, at 10:00 a.m. Eastern Time, at the at the InterContinental New York Times Square, 300 44th Street, Union Station Room, New York, NY10036, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.              The election of four Class II Directors each to hold office until the Company’s 2019 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal;

2.              The ratification of KPMG LLP as the Company’s independent auditors for 2016; and

3.              Such other business as may properly come before the Annual Meeting and any adjournments or postponementsthereof.

The Notice of Annual Meeting and instructions for accessing proxy materials as well as casting proxy votes are first being furnished to stockholders of the Company on or about April 15, 2016 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on April 1, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and holders of the Company’s Series C Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 180,272,745 shares of Common Stock and 5,231 shares of Preferred Stock outstanding and entitled to vote at the Annual Meeting. As of the record date, there were approximately 615 holders of record of the Common Stock and one holder of record of the Preferred Stock. However, management believes that a significant number of shares of Common Stock are held by brokers under a “nominee name” and that the number of beneficial stockholders of the Common Stock exceeds 100,000. Each share of Common Stock outstanding on the Record Date is entitled to one vote and each share of Preferred Stock outstanding on the Record Date is entitled to a number of votes equal to the number of whole shares of Common Stock into which such share of Preferred Stock is convertible as of the Record Date. As of the Record Date, the Preferred Stock was convertible into 5,554,594 shares of Common Stock.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock (treating the Preferred Stock on an as-converted to Common Stock basis) entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes present in person or represented by proxy at theAnnual Meeting and entitled to vote on the matter is necessary to elect a nominee as a director of the Company. “Withhold authority” votes, “abstentions” and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A”withhold authority” vote is a stockholder’s vote to withhold authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power under applicable law with respect to that proposal and has not received instructions with respectto that proposal from the beneficial owner.

With respect to the election of a director, votes may be cast in favor of or withheld from the nominee. For Proposal 1, election of four Class II directors, shall be determined by a plurality vote, which means the four nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will have no effect in determining the outcome of Proposal 1.

With respect to the ratification of the independent auditors, votes may be cast in favor of, against or abstained. For Proposal 2, ratification of the independent auditors requires the affirmative vote of a majority of shares of Common Stock (treating the Preferred Stock on an as-converted to Common Stock basis) present in person or represented by proxy at the Annual Meeting and entitled to vote. Also for Proposal 2, abstentions and broker non-votes are not included in the number of votes cast for and against the proposal and therefore have no effect on the vote on such proposal.

If you hold shares through a broker, bank or other custodian (also referred to as holding shares in “street-name”), only such broker, bank, custodian or other nominee can vote your shares. In order to ensure that your shares are voted at the Annual Meeting, you must give specific instructions regarding how to vote your shares. If you do not give specific instructions regarding how to vote your shares, the broker, bank, custodian or other nominee may not exercise their discretion to vote your shares on Proposal 1.

Stockholders of the Company are requested to vote over the internet, by telephone, or by requesting a copy of the proxy materials and by signing, dating and mailing the accompanying Proxy Card in the return envelope or by attending the Annual Meeting and voting in person. Stockholders who hold shares indirectly as the beneficial owner of shares held for them by a broker or other nominee (i.e., “in street name”) may direct their vote without attending the Annual Meeting by submitting voting instructions to their broker or nominee.

Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the four nominees of the Board of Directors as Class II Directors of the Company (Proposal 1); and “FOR” the ratification of KPMG LLP as the Company’s Independent Auditors for 2016 (Proposal 2), as described in this Proxy Statement. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by (1) giving written notice of such revocation to the Corporate Secretary of the Company, (2) submitting a new proxy by telephone, internet or proxy card after the date of the previously submitted proxy (or submitting new voting instructions with respect to shares held in street name), or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

A notice with instructions for accessing proxy materials via the internet or receipt by mail is being furnished to stockholders of the Company concurrently with the Notice of Annual Stockholder Meeting.

PROPOSAL 1: ELECTION OFDIRECTORS

Introduction

At the Annual Meeting, four Class II Directors will be elected to serve until the Annual Meeting of Stockholders in 2019 and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. The Board of Directors has nominated George C. McNamee, Johannes M. Roth, Xavier Pontone and Gregory L. Kenausis for re-election as Class II Directors. Shares represented by each properly executed proxy will be voted for the re-election of George C. McNamee, Johannes M. Roth, Xavier Pontone and Gregory L. Kenausis as directors, unless contrary instructions are set forth on such proxy. Each nominee has agreed to stand for re-election and to serve, if elected, as a director. However, if any nominee fails to stand for re-election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Vote Required

A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a director of the Company. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHOLD” for any nominee(s) by specifying the name of the nominee(s) on your proxy card. Votes that are withheld will be excluded entirely from the vote and will have no effect on the vote. Broker non-votes will also have no effect on the outcome of the election of directors.

Recommendation of the Board

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES OF THE BOARD OF DIRECTORS AS CLASS II DIRECTORS OF THE COMPANY.

INFORMATIONABOUT OUR DIRECTORS

The number of directors of the Company is presently fixed at ten (10), and the Board of Directors currently consists of nine (9) members. The Board of Directors is divided into three classes, with three (3) directors in Class I, four (4) directors in Class II, and two (2) directors in Class III. Directors in Classes I, II and III serve for three-year terms with one class of directors being elected by the Company’s stockholders at each Annual Meeting of Stockholders.

The Board of Directors has nominated George C. McNamee, Johannes M. Roth, Xavier Pontone and Gregory L. Kenausis for re-election as Class I I Directors.

The Board of Directors has determined that Ms. Helmer and Messrs. Garberding, McNamee, Willis, Hickey, Roth and Kenausis are independent directors as defined in Rule 5605(a)(2) under the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASDAQ Rules”).

The positions of Chief Executive Officer and Chairman of the Board are currently each filled by a different individual, Andrew Marsh and George C. McNamee, respectively. If the position of Chairman of the Board is vacant, or if he or she is absent, the Chief Executive Officer presides, when present, at meetings of stockholders and of the Board of Directors.

Set forth below is certain information regarding the directors of the Company, including the four Class II Directors who have been nominated for re-election at the Annual Meeting. The ages of and biographical information regarding the nominees for re-election and each director who is not standing for election is based on information furnished to the Company by each nominee and director and is as of April 1, 2016.

Name	Age	Director Since
Class I—Term Expires 2018
Andrew Marsh	60	2008
Gary K. Willis (1)(2)	69	2003
Maureen O. Helmer (1)(3)	59	2004
Class II—Term Expires 2016
George C. McNamee (2) *	69	1997
Johannes M. Roth (1) *	37	2013
Xavier Pontone (4) *	41	2013
Gregory L. Kenausis (1) *	47	2013
Class III—Term Expires 2017
Larry G. Garberding (1)(3)	77	1997
Douglas T. Hickey (2)(3)	61	2011

*                  Nominee for re-election.

(1)          Member of the Audit Committee.

(2)          Member of the Compensation Committee.

(3)          Member of the Corporate Governance and Nominating Committee.

(4)          Designated by Air Liquide — See Related Party Transactions in this Proxy.

The principal occupation and business experience for at least the last five years for each director of the Company is set forth below. The biographies of each of the directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director.

Andrew J. Marsh has served as Chief Executive Officer, President and member of the Board of Directors of the Company since April 8, 2008. Previously, Mr. Marsh was a co-founder of Valere Power, where he served as CEO and Board Member from the Company’s inception in 2001 through its sale to Eltek ASA in 2007. Under his leadership, Valere grew into a profitable global operation with over 200 employees and $90 million in revenues derived from the sale of DC power products to the telecommunications sector. During Mr. Marsh’s tenure, Valere Power received many awards such as the Tech Titan award as the fastest growing technology company in the Dallas/Fort Worth area and the Red Herring Top 100 Innovator Award. Prior to founding Valere, he spent almost 18 years with Lucent Bell Laboratories in a variety of sales and technical management positions. Mr. Marsh is a member of the board of directors of GEVO, Inc. and the California Hydrogen Business Council, a non-profit group comprised of organizations and individuals in the business of hydrogen. Mr. Marsh holds a Bachelor of Science in Electrical Engineering Technology from Temple University, a Master of Science in Electrical Engineering from Duke University and a Masters of Business Administration from Southern Methodist University. We believe Mr. Marsh’s qualifications to sit on our Board include his record of success in leadership positions in technology companies having attributes similar to our Company, his extensive experience in management positions as well as his educational background in engineering and business administration.

Gary K. Willis has been a director of the Company since 2003. Mr. Willis joined Zygo Corporation’s Board of Directors in June 2009 after retiring as Chairman of the Board of Directors in November 2000, having served in that capacity since November 1998. Zygo Corporation, which was acquired in 2014 by Ametek, Inc., was a provider of metrology, optics, optical assembly, and systems solutions to the semiconductor, optical manufacturing, and industrial/automotive markets. Mr. Willis had been a director of Zygo Corporation since February 1992 and also served as President from 1992 to 1999 and as Chief Executive Officer from 1993 to 1999. Prior to joining Zygo Corporation, Mr. Willis served as the President and Chief Executive Officer of The Foxboro Company, a manufacturer of process control instruments and systems. Mr. Willis is also a director of Rofin-Sinar Technologies, Inc. and Middlesex Health Services, Inc. Mr. Willis holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute. We believe Mr. Willis’ qualifications to sit on our Board include his extensive experience in management and director positions with similar companies, as well as his educational background in mechanical engineering.

Maureen O. Helmer has been a director of the Company since 2004. Maureen O. Helmer is currently a member of the law firm Barclay Damon, LLP and is the Chair of the firm’s Regulatory Practice Area. Prior to her joining Barclay Damon, LLP, Ms. Helmer was a member of Green & Seifter Attorneys, PLLC. From 2003 through 2006, she practiced as a partner in the law firm of Couch White, LLP and then as a solo practitioner. Ms. Helmer has advised international energy, telecommunications and industrial companies on policy and government affairs issues. In addition to serving as Chair of the New York State Public Service Commission (PSC) from 1998 to 2003, Ms. Helmer also served as Chair of the New York State Board on Electric Generation Siting and the Environment. Prior to her appointment as Chair, Ms. Helmer served as Commissioner of the Public Service Commission from 1997 until 1998 and was General Counsel to the Department of Public Service from 1995 through 1997. From 1984 through 1995, Ms. Helmer held several positions in the New York Legislature, including Counsel to the Senate Energy Committee. She also served as a board member of the New York State Energy Research and Development Authority, the New York State Environmental Board and the New York State Disaster Preparedness Commission during her tenure as Chair of the PSC. In addition, she was Vice Chair of the Electricity Committee of the National Association of Regulatory Utility Commissioners and a member of the NARUC Board of Directors. She was also appointed to serve as a member of the New York State Cyber-Security Task Force. She currently is a board member of the Center for Internet Security, the Center for Economic Growth, and NY Women in Communications and Energy. Ms. Helmer earned her Bachelor of Science from the State University at Albany and her Juris Doctorate from the University of Buffalo law school. She is admitted to practice law in New York. We believe Ms. Helmer’s qualifications to sit on our Board include her long history of experience with energy regulation, policy and government affairs and advising energy and industrial companies.

George C. McNamee serves as Chairman of the Company’s Board of Directors and has served as such since 1997. Mr. McNamee is a Director of iRobot Corporation (IRBT), but will not be standing for reelection in May 2016. He was previously Chairman of First Albany Companies (now GLCH) and a Managing Partner of FA Tech Ventures, an information and energy technology venture capital firm. Mr. McNamee’s background in investment banking has given him broad exposure to many financing and merger and acquisition issues. As an executive, he has dealt with rapid- growth companies, technological change, crisis management, team building and strategy. As a public company director, Mr. McNamee has led board special committees, chaired audit committees, chaired three boards and has been an active lead director. Mr. McNamee has previously served on public company boards, including Mechanical Technology Inc. (MTI) and Home Shopping Network (HSN). He has been an early stage investor, director and mentor for private companies that subsequently went public including MapInfo (now Pitney Bowes), META Group (now Gartner Group) and iRobot. He served as a NYSE director from 1999 to 2004 and chaired its foundation. In the aftermath of the 1987 stock market crash, he chaired the Group of Thirty Committee to reform the Clearance and Settlement System. Mr. McNamee has been active as a director or trustee of civic organizations including The Albany Academies and Albany Medical Center, whose Finance Committee he chaired for a dozen years. He is also a director of several private companies, a Sterling Fellow of Yale University and a Trustee of The American Friends of Eton College. He received his Bachelor of Arts degree from Yale University. We believe Mr. McNamee’s qualifications to sit on our Board include his experience serving on countless boards, his background in investment banking and experience with the financial sector and its regulatory bodies.

Johannes M. Roth has been a director since April 2013. Mr. Roth is the founder and, since 2006, has been Managing Director and Chairman of FiveT Capital Holding AG, an investment holding company based in Switzerland with businesses specializing in asset management, risk management and alternative investments. Since 2006, Mr. Roth has been a board member of FiveT Capital AG, Zürich, Switzerland, which advises several long-only funds and operates an asset management business for high net-worth individuals. We believe Mr. Roth’s qualifications to sit on our Board include his background in financial investments, financial and risk management and equity capital markets as well as his experience in management positions.

Xavier Pontone has been a director since October 2013. He is a director designee of Air Liquide Investissements d’Avenir et de Démonstration. Since September 2013, Mr. Pontone has been the Managing Director of Air Liquide Advanced Business, where he leads a team that develops new growth opportunities with a focus on hydrogen mobility, biogas and energy transition. Mr. Pontone sat on the board of directors of Hypulsion, the Company’s joint venture with Axane, S.A. (an Air Liquide subsidiary), through July 31, 2015. As of August 1, 2015, the Company acquired 100% of Hypulsion, at which point Mr. Pontone was no longer a board member of Hypulsion. Mr. Pontone also sits on the boards of both Air Liquide Advanced Technologies and Axane. He is Vice President of AFHYPAC (French association for hydrogen and fuel cells). Mr. Pontone previously served as Manager of Operations Control Center of Air Liquide Belgium Industries where he managed operations of 12 large industrial gas production plants and associated industrial gas product networks. Prior to Air Liquide Belgium Industries, Mr. Pontone held a Business Management role in Western Canada for Air Liquide Canada. We believeMr. Pontone’s qualifications to sit on our Board include his senior management experience in the hydrogen mobility and energy space in European markets.

Gregory L. Kenausis has been a director since October 2013. Mr. Kenausis is the founding partner and since 2005 has been the Chief Investment Officer of Grand Haven Capital AG, an investment firm, where he is the head of trading activity and research and is responsible for managing the fund’s structure. We believe Mr. Kenausis’s qualifications to sit on our Board include his background and senior level experience in financial investments, trading and management and equity capital markets.

Larry G. Garberding has served as a director of the Company since 1997. Mr. Garberding was a Director and Executive Vice President and Chief Financial Officer of DTE Energy Company and the Detroit Edison Company from 1990 until retiring in 2001. Mr. Garberding was a Certified Public Accountant, a partner with a major public accounting firm, and has been on the board of several corporations, having had responsibility for financial, operational, regulatory and sales activities. Mr. Garberding received a Bachelor of Science degree in Industrial Administration from Iowa State University. We believe Mr. Garberding’s qualifications to sit on our Board include his extensive experience with power and energy companies and his background in accounting, financing and operations.

Douglas T. Hickey has served as a director of the Company since October 2011. Mr. Hickey previously sat on Plug Power’s Board from September 1, 2000 to April 24, 2006. Mr. Hickey currently serves as Commissioner General of the Milan Expo 2015, for the United States State Department. Prior, Mr. Hickey served as Chief Executive Officer of BinWise, Inc. from 2012 to 2014. Prior to BinWise, from 2000 to 2011, Mr. Hickey was Managing Director at Hummer Winblad Venture Partners (HWVP), one of the nation’s leading software venture capital firms. Prior to joining HWVP, Mr. Hickey served as CEO for Critical Path, Inc., where during his tenure revenue grew from less than $1M to more than $150M and the company earned Forbes.com Number-One Fastest Growing Company Award in 2000. Mr. Hickey previously held the CEO and President position for Global Center Inc., where he grew revenue from zero to more than $50M of recurring revenue and achieved profitability. His focus on the company’s strategy enabled rapid growth, securing customers like Yahoo, Netscape and Oracle, ultimately leading to the successful sale of the company to Frontier Communications Corporation, (NASDAQ:FTR). Prior to Global Center, Mr. Hickey was CEO and President of MFS DataNet, the leading supplier of data related services to internet service providers and enterprise customers worldwide. MFS grew to more than $1 billion in revenue and subsequently completed a successful IPO and trade sale. We believe Mr. Hickey’s qualifications to sit on our Board include his extensive corporate leadership experience and his proven background growing revenue.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) of the Company held eight meetings during the fiscal year ended December 31, 2015 (“Fiscal 2015”). The Board of Directors has established three standing committees, an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), and a Corporate Governance and Nominating Committee (the “Governance Committee”). During Fiscal 2015, except for Xavier Pontone, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board of Directors of the Company on which the director served (during the periods that he or sheserved).

Discussed below in greater detail, the Board of Directors administers its risk oversight function directly and through its Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee — see risk discussion in “Compensation Discussion and Analysis”. The Board and each of these Committees regularly discuss with management our major risk exposures, their potential financial impact on Plug Power and the steps we take to manage them. The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance, while the Corporate Governance and Nominating Committee is responsible for oversight of risks relating to management and Board succession planning, stakeholder responses to the Company’s ethics and business practices. The Compensation Committee is responsible for the oversight of risks related to compensation matters.

The Chief Financial Officer and the General Counsel report to the Board of Directors regarding ongoing risk management activities at the regularly scheduled, quarterly Board of Directors meetings and may report on risk management activities more frequently, as appropriate. Additionally, risk management is a standing agenda item for the regularly scheduled, quarterlyAudit Committee meetings.

Audit Committee

The Audit Committee consists of Messrs. Garberding (Chair), Willis, Roth, Kenausis, and Ms. Helmer. The Audit Committee held eight meetings during Fiscal 2015 and each member attended at least 75% of the meetings during the period in which such person served on the committee.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of five directors, each of whom is an independent director as defined in the NASDAQ Rules and the applicable rules of the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has made a determination that Mr. Garberding qualifies as an “audit committee financial expert” as defined in the applicable rules of the SEC. Mr. Garberding’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations, or liability greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation.

The Audit Committee’s primary responsibility is for oversight of the Company’s accounting and financial reportingprocesses and audits of the Company’s financial statements, and internal control over financial reporting. A more complete description of the Audit Committee’s functions is set forth in the Audit Committee’s charter which is published on the “Investors” section of the Company’s website at www.plugpower.com.

In accordance with the Audit Committee’s charter, management has the primary responsibility for the financial statements and the financial reporting process, including maintaining an adequate system of internal controls over financial reporting. The Company’s independent auditors, KPMG LLP(“KPMG”), report directly to theAudit Committee and are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee, among other matters, is responsible for (i) appointing the Company’s independent auditors, (ii) evaluating such independent auditors’ qualifications, independence and performance, (iii) determining the compensation for such independent registered public accounting firm, and (iv)         approving all audit and non-audit services. Additionally, the Audit Committee is responsible for oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements and internal control over financial reporting, including the work of the independent auditors. The Audit Committee reports to the Board of Directors with regard to:

•                  the scope of the annual audit;

•                  fees to be paid to the independent auditors;

•                  the performance of the Company’s independent auditors;

•                  compliance with accounting and financial policies; and

•                  the Company’s procedures and policies relative to the adequacy of internal accounting controls.

The Audit Committee reviewed and discussed with management of the Company and KPMG, the Company’s 2015 quarterly unaudited interim consolidated financial statements and 2015 annual consolidated financial statements, including management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2015. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and that the internal control over financial reporting was effective as of December 31, 2015.

Additionally, the Audit Committee has discussed with KPMG any matters required to be discussed under professional standards which include, among other items, matters related to the conduct of the audit of the Company’s annual consolidated financial statements and internal control over financial reporting. The Audit Committee has also discussed related party transactions, the critical accounting policies used in the preparation of the Company’s annual consolidated financial statements,  alternative treatments of financial information within generally accepted accounting principles that KPMG discussed with management, if any, the ramifications of using such alternative treatments and other written communications between KPMG and management.

KPMG has provided to the Audit Committee the written disclosures and the letter required by the applicable Public Company Accounting Oversight Board requirements for independent auditors’ communications with audit committees concerning auditor independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee has also concluded that KPMG’s performance of non-audit services is compatible with KPMG’s independence.

The Audit Committee also discussed with KPMG their overall scope and plans for their audits of the consolidated financial statements and internal control over financial reporting, and met with KPMG, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with KPMG whether there were any audit problems or difficulties, and management’s response.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. This report is provided by the following independent directors, who constitute the Audit Committee:

Larry G. Garberding (Chairman)

Maureen O. Helmer

Gary K. Willis

Johannes M. Roth

Gregory L. Kenausis

Independent Auditors’Fees

The following table presents fees for professional services rendered by KPMG for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and fees billed for other services rendered by KPMG:

	2015	2014
Audit Fees	$772,250	$740,000
Audit-Related Fees	$10,500	$248,500
Tax Fees	—	—
Other	—	—
Total	$782,750	$988,500

In the above table, and in accordance with SEC definitions and rules: (1) “audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K, audit of the Company’s internal controls over financial reporting, review of unaudited interim consolidated financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; (2) “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements; (3) “tax fees” are fees for tax compliance, tax advice, and tax planning; and (4) “all other fees” are fees for any services not included in the first three categories.

The Audit Committee approved all audit and non-audit services provided to the Company by KPMG during Fiscal 2015.

Compensation Committee

The Compensation Committee consists of Messrs. Willis (Chair), McNamee and Hickey, each of whom is an independent director under the NASDAQ Rules. The Compensation Committee held four meetings during Fiscal 2015. See “Report of the Compensation Committee and the Board of Directors on Executive Compensation” and “Compensation Committee Interlocks and Insider Participation” for a further description of the activities of the Compensation Committee in Fiscal 2015. The Compensation Committee’s primary responsibilities include (i) discharging the responsibilities of the Board of Directors of the Company relating to compensation of the Company’s executive officers, (ii) providing oversight of the Company’s benefit, perquisite and employee equity programs, and (iii) reviewing the adequacy of the Company’s management succession plans. A more complete description of the Compensation Committee’s functions is set forth in the Compensation Committee’s charter which is published on the “Investors” section of the Company’s website at www.plugpower.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “Governance Committee”) consists of Ms. Helmer (Chair) and Messrs. Garberding and Hickey, each of whom is an independent director under the NASDAQ Rules. The Governance Committee held four meetings during Fiscal 2015. The Governance Committee’s responsibilities include (i) establishing criteria for Board and committee membership, (ii) considering director nominations consistent with the requirement that a majority of the Board be comprised of independent directors as defined in the NASDAQ Rules, (iii) identifying individuals qualified to become board members, and (iv) selecting the director nominees for election at each Annual Meeting of Stockholders. The Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and periodically reviewing such guidelines and recommending any changes thereto. A more complete description of the Governance Committee’s functions is set forth in the Governance Committee’s charter which is published on the “Investors” section of the Company’s website at www.plugpower.com.

Director Compensation

The Compensation Committee periodically reviews the Company’s Non-Employee Director Compensation Plan (the “Plan”) to ensure that the compensation aligns the directors’ interests with the long-term interests of the stockholders and that the structure of the compensation is simple, transparent and easy for stockholders to understand. The Compensation Committee also considers whether the Plan fairly compensates the Company’s directors when considering the work required in a company of the size and scope of the Company. Employee directors do not receive additional compensation for their services as directors.

During 2014, the Compensation Committee engaged Radford, an Aon Hewitt Company, (Radford) as an independent compensation consultant to aid the Compensation Committee in its oversight of executive compensation and non-employee director compensation.  See “Independent Compensation Consultant” under “Executive Compensation” for further discussion.

Pursuant to the Plan, upon initial election or appointment to the Board of Directors, new non-employee directors receive non- qualified stock options to purchase 65,000 shares of Common Stock with an exercise price equal to fair market value on the date of grant and that become fully vested and exercisable on the first anniversary of the date of the grant. Each year of a non- employee director’s tenure, the director will receive non-qualified options to purchase 30,000 shares. These annual options have an exercise price equal to fair market value on the grant date and become fully vested and exercisable on the first anniversary of the date of the grant.

Under the Plan, each non-employee director is paid an annual retainer of $40,000 ($85,000 for any non-employee Chairman) for his or her services. Committee members receive additional annual retainers in accordance with the following table:

Committee	Chairman	Member
Audit Committee	$20,000	$15,000
Compensation Committee	15,000	5,000
Corporate Governance and Nominating Committee	10,000	5,000

These additional payments for service on a committee are due to the workload and broad-based responsibilities of the committees. The total amount of the annual retainer is paid in a combination of 50% cash and 50% Common Stock, provided that the director may elect to receive a greater portion (up to 100%) of the total retainer in Common Stock. All Common Stock issued for the annual retainers is fully vested at the time of issuance and is valued at its fair market value on the date of issuance. Non- employee directors are also reimbursed for their direct expenses associated with their attendance at board meetings.

Non-Employee Director Compensation Table

The following table provides information for non-employee directors who served during Fiscal 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Douglas Hickey	27,500	27,500	63,600	118,600
Gary Willis	35,000	35,000	63,600	133,600
George McNamee	33,750	56,250	63,600	153,600
Gregory Kenausis	5,500	33,000	63,600	102,100
Johannes Minoh Roth	5,500	33,000	63,600	102,100
Larry Garberding	32,500	32,500	63,600	128,600
Maureen Helmer	30,000	30,000	63,600	123,600
Xavier Pontone	8,000	20,000	63,600	91,600

(1)         This column represents the aggregate grant date fair value of the stock award computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. Fair value is calculated using the closing price of Plug Power stock on the date of grant. Stock awards granted to directors vest immediately. For additional information on stock awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2015, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

(2)         This column represents the aggregate grant date fair value of the option award computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to option awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2015, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors. As of December 31, 2015, the non-employee directors held options to purchase shares of Common Stock as follows: Douglas Hickey (131,000), Gary Willis (150,700), George McNamee (174,000), Gregory Kenausis (105,000), Johannes Minoh Roth (115,000), Larry Garberding (161,500), Maureen Helmer (144,700) and Xavier Pontone (105,000).

Policy Governing Director Attendance at Annual Meetings

The Board of Directors has adopted a formal policy that all directors are expected to attend the Company’s Annual Meetings of Stockholders in person, unless doing so is impracticable due to unavoidable conflicts. At the time of the 2015 Annual Meeting, the Company had nine directors, all of whom attended the 2015 Annual Meeting.

Policies Governing Director Nominations

Securityholder Recommendations

The Governance Committee’s current policy with regard to the consideration of director candidates recommended by securityholders is that it will review and consider any director candidates who have been recommended by one or more of the stockholders of the Company entitled to vote in the election of directors in compliance with the procedures established from time to time by the Governance Committee. All securityholder recommendations for director candidates must be submitted to the Company’s Corporate Secretary at Plug Power Inc., 968 Albany Shaker Road, Latham, New York 12110, who will forward all recommendations to the Governance Committee. We did not receive any securityholder recommendations for director candidates for election at the 2016 Annual Meeting. All securityholder recommendations for director candidates for election at the Company’s 2017 annual meeting must be submitted to the Company’s Corporate Secretary not less than 90 days nor more than 120 days prior to May 18, 2017, which dates are February 16, 2017 and January 17, 2017, respectively, and must include the following information:

•                  the name and address of record of the stockholder;

•                  a representation that the securityholder is a record holder of the Company’s stock entitled to vote in the election of directors, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

•                  the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•                  a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for membership on the Board of Directors approved by the Governance Committee from time to time;

•                  a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•                  the consent of the proposed director candidate (i) to be named in the proxy statement relating to the Annual Meeting of Stockholders and (ii) to serve as a director if elected at such annual meeting; and

•                  any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria

The Governance Committee has established criteria for membership on the Board of Directors. These criteria include the following specific, minimum qualifications that the Governance Committee believes must be met by a Governance Committee- recommended nominee for a position on the Board of Directors:

•                  The nominee must have high personal and professional integrity, must have demonstrated exceptional ability and judgment, and must be expected, in the judgment of the Governance Committee, to be highly effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the interests of the Company and its stockholders.

In addition to the minimum qualifications for each nominee set forth above, the Governance Committee will recommend that the Board of Directors select persons for nomination to help ensure that:

•                  the Board of Directors will be comprised of a majority of “independent directors” in accordance with NASDAQ rules;

•                  each of the Audit, Compensation and Governance Committees shall be comprised entirely of independent directors;

•                  each member of the Audit Committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement; and

•                  at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Finally, in addition to any other standards the Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board of Directors, the Governance Committee, when recommending that the Board of Directors select persons for nomination, may consider whether the nominee has direct experience in the industry or in the markets in which the Company operates.

The Governance Committee will recommend to the Board of Directors the nomination of the director candidates who it believes will, together with the existing members of the Board of Directors and other nominees, best serve the interests of the Company and its stockholders.

Identifying and Evaluating Nominees

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Company’s Corporate Governance and Nominating Committee will apply the criteria set forth in Plug Power’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Corporate Governance and Nominating Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. For a more comprehensive discussion of our Corporate Governance and Nominating Committee’s current policy with regard to the consideration of director candidates, please refer to “Policies Governing Director Nominations.”

To review the effectiveness of assessing the diverse skills, qualifications and backgrounds of Director Nominations, the Board of Directors and each of the three standing Board Committees conduct annual self-evaluations. In addition, the Corporate Governance and Nominating Committee monitors the effectiveness of these procedures on an ongoing basis.

Contacting the Board of Directors

You may contact any director of the Company by writing to them c/o Plug Power Inc., 968 Albany Shaker Road, Latham, New York 12110, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded asaddressed.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names and ages of all executive officers of the Company and the principal occupation and business experience for at least the last five years for each are set forth below. The ages of and biographical information regarding each executive officer is based on information furnished to the Company by each executive officer and is as of April 1, 2016.

Executive Officers	Age	Position
Andrew Marsh	60	President, Chief Executive Officer and Director
Paul B. Middleton	48	Senior Vice President and Chief Financial Officer
Keith C. Schmid	53	Senior Vice President and Chief Operating Officer
Gerard L. Conway, Jr.	51	General Counsel, Corporate Secretary and Senior Vice President
Jose Luis Crespo Martin D. Hull	46 48	Vice President, Global Sales Corporate Controller and Chief Accounting Officer

The biographies of each of the executive officers below contains information regarding the person’s service as an executive, business experience, director positions held currently or at any time during the last five years, information regarding the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as an executive officer.

Andrew Marsh’s biographical information can be found in “Information about our Directors” in this Proxy Statement.

Paul B.Middleton joined Plug Power Inc. as Senior Vice President and Chief Financial Officer in 2014. Prior to Plug Power, Mr. Middleton worked at Rogers Corp., a global manufacturer and distributor of specialty polymer composite materials and components, from 2001 to 2014. During his tenure at Rogers Corp., Mr. Middleton served in many senior financial leadership roles, including Corporate Controller and Principal Accounting Officer, Treasurer and Interim Chief Financial Officer. Prior to Rogers Corp., Mr. Middleton managed all financial administration for the tools division of Coopers Industries from 1997 to 2001. Mr. Middleton holds a Master of Science in Accounting and a BBA from the University of Central Florida. Additionally, he is a Certified PublicAccountant.

Keith C. Schmid joined Plug Power Inc. as Senior Vice President and Chief Operating Officer in 2013. Mr. Schmid served as President of SPS Solutions, a power solutions and energy storage consulting firm, from 2011 to 2013. Previously, Mr. Schmid served as CEO of Boston-Power Incorporated, a provider of large format lithium ion battery solutions, in 2011, and as President and CEO of Power Distribution Incorporated, a power distribution and protection company, from 2007 to 2010. In addition, Mr. Schmid held the position of General Manager, Industrial Energy Division- Americas for Exide Technologies from 2001 to 2007. Mr. Schmid holds a Master of Science degree in Engineering and an M.B.A. from the University of Wisconsin—Madison.

Gerard L. Conway, Jr. has served as General Counsel and Corporate Secretary since September 2004 and, since March 2009, has also served as Senior Vice President. In that capacity, Mr. Conway is responsible for advising the Company on legal issues such as corporate law, securities, contracts, strategic alliances and intellectual property. He also serves as the Compliance Officer for securities matters affecting the Company. During his tenure, Mr. Conway served as Vice President of Government Relations from 2005 to June 2008 and in that capacity he advocated on energy issues, policies, legislation and regulations on the state, federal, national and international levels on behalf of the Company and the alternative energy sector. Prior to his appointment to his current position, Mr. Conway served as Associate General Counsel and Director of Government Relations for the Company beginning in July 2000. Prior to joining Plug Power, Mr. Conway spent four years as an Associate with Featherstonhaugh, Conway, Wiley & Clyne, LLP, where he concentrated in government relations, business and corporate law. Mr. Conway has more than twenty years of experience in general business, corporate real estate and government relations. Mr. Conway holds a Bachelor of Arts degree in English and Philosophy from Colgate University and a Juris Doctorate from Boston University School of Law.

Jose Luis Crespo joined the Company as Vice President of Business and International Sales in 2014. He was promoted to Vice President of Global Sales in January of 2015. Prior to joining the Company, Mr. Crespo served as Vice President of International Value Stream at Smiths Power from 2009 to 2013. Mr. Crespo holds a Masters in Business Administration from the University of Phoenix and a degree in Telecommunications Engineering from the Engineering University of Madrid, Spain.

Martin D. Hull joined Plug Power Inc. as Corporate Controller and Chief Accounting Officer in April 2015. Prior to that, he was a principal and director with the certified public accounting firm of Marvin and Company, P.C. from November 2012 to March 2015. Prior to that, Mr. Hull was with KPMG LLP, serving as partner from October 2004 to September 2012, and has a total of 24 years of public accounting experience. Mr. Hull holds a Bachelors of Business Administration with a concentration in Accounting from the University of Notre Dame. Additionally, he is a Certified Public Accountant.

Subject to any terms of any employment agreement with the Company (as further described in this Proxy Statement), each of the executive officers holds his or her respective office until the regular annual meeting of the Board of Directors following the Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual incentive bonuses, long-term equity incentive compensation, and broad-based benefits programs. We place emphasis on pay-for-performance based incentive compensation, which is designed to reward our executives based on the achievement of predetermined performance goals. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to each individual serving as our Chief Executive Officer or Chief Financial Officer during 2015 and the three most highly-compensated executive officers other than our Chief Executive Officer and Chief Financial Officer, who are collectively referred to as the “named executive officers.”

In accordance with Section 14A of the Exchange Act, we provided the Company’s stockholders the opportunity to vote a non- binding, advisory resolution to approve the compensation of our named executive officers at the 2014 Annual Meeting. The stockholders voted in favor of that non-binding, advisory resolution.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•                  Attract and retain talented and experienced executives;

•                  Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•                  Provide a competitive compensation package which is weighted towards pay-for-performance and in which total compensation is primarily determined by Company and individual results and the creation of shareholder value;

•                  Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•                  Motivate our executives to manage our business to meet our short- and long-term objectives and reward them for meeting these objectives.

Independent Compensation Consultant

During 2014, Radford was retained as the Compensation Committee’s independent adviser to provide advisory services to aid the Compensation Committee in its oversight of executive compensation. Radford did not perform any other services for the Company in 2014 or 2015. The Compensation Committee provided Radford with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive compensation packages to be conducted by Radford. Radford was instructed to benchmark all components of compensation for all executive officer positions, including base salary, bonus and equity compensation. The Compensation Committee also instructed Radford to review the public disclosure by our peer companies concerning their executive compensation model and guidelines and compare them to our peer companies and actual compensation practices.

Our peer companies included the following: Argan, Ballard Power Systems, Capstone Turbine, FuelCell Energy, PowerSecure International, OPOWER, Alliance Fiber Optic Products, Ambarella, CalAmp, Electronics for Imaging, Finisar, GT Advanced Technologies, Inphi, InvenSense, iRobot, Jive Software, Maxwell Technologies, Mercury Systems, Rambus, and Synaptics.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Consistent with the emphasis we place on pay-for-performance based incentive compensation, long-term equity incentive compensation in the form of stock options and restricted stock constitute a significant portion of our total executive compensation.

Within the context of the overall objectives of our compensation programs, our Compensation Committee determined the specific amounts of compensation to be paid to each of our executives in 2015 based on a number of factors, including:

•                  Its review of the report provided by Radford in 2014 showing the amount of compensation paid our peer companies to their executives with similar roles and responsibilities;

•                  Our executives’ performance during 2015 in general and as measured against predetermined performance goals;

•                  The nature, scope and level of our executives’ responsibilities;

•                  Our executives’ effectiveness in leading the Company’s initiatives to increase customer value, productivity and revenue growth;

•                  The individual experience and skills of, and expected contributions from, our executives;

•                  The executive’s contribution to the Company’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and the Company’s ethics policies;

•                  The amounts of compensation being paid to our other executives;

•                  The executive’s contribution to our financial results;

•                  Our executives’ historical compensation at our Company; and

•                  Any contractual commitments we have made to our executives regarding compensation.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation. Compensation paid to our named executive officers in 2015 is discussed under each element. In the descriptions below, we have identified particular compensation objectives which we have designed our executive compensation programs to serve; however, we have designed our compensation programs to complement each other and to collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

Base Salary

We pay our executives a base salary which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are, in part, established based on the individual experience, skills, expected contributions of our executives, and our executives’ performance during the prior year.

After a review of 2014 base salaries, and in consideration of the recommendations made by Radford, the annual base salaries of our named executive officers for 2015 and 2014 were as follows: Mr. Marsh —$600,000 in 2015 and 2014; Mr. Middleton -    $375,000 in 2015 and 2014; Mr. Schmid - $335,000 in 2014, increased to $391,000, effective July 1, 2015; and Mr. Conway —$280,000 in 2015 and 2014, and Mr. Crespo - $220,000 in 2015 and 2014. Our executives’ base salaries reflect the initial base salaries that we negotiated with each of our executives at the time of his or her initial employment or promotion and our subsequent adjustments to these amounts to reflect market increases, the growth and stage of development of our Company, our executives’ performance and increased experience, any changes in our executives’ roles and responsibilities, and other factors. The initial base salaries that we negotiated with our executives were based on our understanding of the market at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the base salaries of our existing executives, and other factors.

Annual Incentive Bonuses

Our named executive officers are eligible to receive annual incentive bonuses based on our pay-for-performance incentive compensation program. They are eligible to receive annual incentive bonuses primarily based upon their performance as measured against predetermined individual performance goals, including financial measures, achievement of strategic objectives, and other factors. The primary objective of this program is to motivate and reward our named executive officers for meeting individual performance goals. We do not believe that every important aspect of executive performance is capable of being specifically quantified in a predetermined performance goal. For example, events outside of our control may occur after we have established the named executive officers’ individual performance goals for the year that require our named executive officers to focus their attention on different or other strategic initiatives; thus, the individual performance goals may be modified during the fiscal year by the President and Chief Executive Officer, or the Board of Directors in the case of the President and Chief Executive Officer himself, to account for such events.

Within our pay-for-performance incentive compensation program, specific performance attainment levels are indicated for each performance goal. These performance attainment levels correlate to potential bonus award amounts that are calculated as a percentage of each executive’s basesalary.

We established target and threshold attainment levels for each of our named executive officers based on a percentage of his or her base salary. For Mr. Marsh, the target and threshold levels were both set at 100% of his base salary. For Mr. Middleton and Mr. Schmid, the target and threshold levels were set at 100% and 65%, respectively, of their base salary. For Mr. Crespo, the target and threshold levels were set at 200% and 100%, respectively, of his base salary. For Mr. Conway, the target and threshold levels were set at 75% and 30%, respectively, of his base salary.  Because the annual incentive bonuses are payable based on the achievement of each of several different performance goals, the executive officer may earn a bonus in an amount equal to between 0% and 100% (or 0% and 200% in the case of Mr. Crespo, and 0% and 75% in the case of Mr. Conway) of his base salary given his actual performance. If a performance goal is not met, then the executive does not earn the portion of the bonus award attributable to that objective. The threshold level for each performance goal is considered challenging for the executive to attain, and the executive would meet expectations if he achieved this level. The target attainment level is considered the maximum, or target, level for each performance goal because it is most challenging for the executive to attain, and the executive would need to exceed expectations to achieve this level. The threshold and target performance attainment levels are intended to provide for correspondingly greater or lesser incentives in the event that performance is within an appropriate range above or below the target performance attainment level.

In order to link each executive’s performance to corporate-wide strategy, the executives’ individual performance goals directly correlate to our corporate milestones, which are recommended by management and adopted or modified by the Board of Directors after appropriate consideration and review. The executives’ individual performance goals are determined in the same way as the corporate milestones such that management reviews how each executive may contribute to the corporate milestones and recommends individual performance goals to the Board of Directors. The Board of Directors, after appropriate consideration and review, approves or modifies the individual performance goals. For 2015, the individual performance goals, as well as the corporate milestones, included (i) annual product order targets, (ii) revenue, (iii) gross margins and (iv) certain strategic initiatives related to product development and rebranding. Each performance goal is given a relative weighting for each executive such that the achievement of (or failure to achieve) certain objectives has a greater impact on the potential bonus award. For 2015, the goals were weighted as follows for Messrs. Marsh, Middleton, Schmid, and Conway: order targets — 25%, revenue — 25%, gross margins — 25% and strategic initiatives — 25%. For Mr. Crespo, the goals were weighted 50% towards order targets and 50% toward revenue. Because disclosure of the specific individual performance goals would give competitors information that could be leveraged for competitive advantage, we do not disclose these specific individual performance goals or our executives’ actual performance against such goals.

After completion of the fiscal year, initially the Chief Executive Officer and other members of management, as appropriate, make a recommendation to the Compensation Committee of the Board of Directors for each executive’s potential bonus amount based on his level of attainment of each of his individual performance goals (with the exception of the Chief Executive Officer himself whose level of attainment is evaluated by the Compensation Committee directly). The Board of Directors, after review and discussion and recommendation from the Compensation Committee, determines the final level of attainment for each executive’s individual performance goals.

In 2015, Mr. Marsh earned a bonus of $450,000, or 75% of his annual base salary. Mr. Middleton earned a bonus of $281,250, or 75% of his annual base salary. Mr. Schmid earned a bonus of $293,250, or 75% of his annual base salary. Mr. Crespo earned a bonus of $440,000, or 200% of his annual base salary. Mr. Conway earned a bonus of $157,500, or 56.25% of his annual base salary. Annual bonus awards made to the named executive officers in 2016 for performance in 2015 are reflected in the Non- Equity Incentive Plan Compensation column of the “Summary Compensation Table”.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards in the form of stock options and restricted stock to executives as part of our total compensation package. Consistent with our emphasis on pay-for-performance based incentive compensation, these awards represent a significant portion of total executive compensation. Based on the stage of our Company’s development and the incentives we aim to provide to our executives, we have chosen to use either stock options or a combination of stock options and restricted stock as our long- term equity incentive awards. Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion by our Company.

Additionally, the Board of Directors adopted stock ownership guidelines for executives, including the named executive officers, and these guidelines are also considered when granting long-term equity incentive awards to executives. The ownership guidelines provide a target level of Company equity holdings with which named executive officers are expected to comply within five (5) years or the date the individual is first appointed as an executive. The target stock holdings are determined as a multiple of the named executive officer’s base salary (5x for the Chief Executive Officer and 3x for the other named executive officers) and then converted to a fixed number of shares using a 200-day average stock price. The following shares count in determining compliance with the stock ownership guidelines: (i) shares owned outright by the executive or his or her immediate family members residing in the same household; (ii) shares held in the Plug Power Inc. Savings and Retirement Plan; (iii) restricted stock issued as part of an executive’s annual or other bonus whether or not vested; (iv) shares acquired upon the exercise of employee stock options; (v) shares underlying unexercised employee stock options times a factor of thirty-three percent; and (vi) shares held in trust. The named executive officers who are required to be in compliance with the stock ownership guidelines are in compliance.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company. Stock options are earned on the basis of continued service and generally vest over three years, beginning with one-third vesting on the first anniversary of the grant date, one- third vesting on the second anniversary of the grant date and the final one-third vesting on the third anniversary of the grant date, subject to acceleration in certain circumstances. Stock option awards are made pursuant to our 2011 Stock Option and Incentive Plan. Except as may otherwise be provided in the applicable stock option award agreement, stock option awards become fully exercisable upon a change of control. The exercise price of each stock option is the closing price of our common stock on the NASDAQ Capital Market as of the option grant date.

Grants to new hires and grants relating to an existing executive officer’s promotion may be made on a periodic basis. All grants to executive officers are approved by the Compensation Committee. We consider a number of factors in determining the number of stock options, if any, to grant to our executives, including:

•                  the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our named executive officers;

•                         the vesting schedule of the unvested stock options held by our named executive officers; and

•                         the amount and percentage of our total equity on a diluted basis held by our named executive officers.

Restricted stock awards provide our executive officers with a long-term incentive alternative to the stock option awards. Restricted stock awards vest subject to both continued employment of the executive by the Company and either time-based vesting or vesting based on satisfaction of specified performance objectives.

Broad-Based Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance and life insurance, and our 401(k) plan.

Relationship of Executive Compensation to Risk

The Compensation Committee considers whether the design of the Company’s executive compensation program encourages senior executives to engage in excessive risk-taking. The Compensation Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunity under the Company’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements and stock ownership guidelines as described above. Based on its review, the Compensation Committee believes that the Company’s executive compensation program is aligned to the interests of stockholders, appropriately rewards pay for performance, and does not promote unnecessary and excessive risk.

Our Executive Compensation Process

The Compensation Committee of our Board of Directors is responsible for determining the compensation for our named executive officers. The Compensation Committee is composed entirely of non-employee directors who are “independent” as that term is defined in the applicable NASDAQ rules. In determining executive compensation, our Compensation Committee annually reviews the performance of our executives with our Chief Executive Officer, and our Chief Executive Officer makes recommendations to our Compensation Committee with respect to the appropriate base salary, annual incentive bonuses and performance measures, and grants of long-term equity incentive awards for each of our executives. The Chairman of the Compensation Committee makes recommendations to the Compensation Committee with regards to the Chief Executive Officer’s compensation. The Compensation Committee makes its determination regarding executive compensation and then recommends such determination to the Board of Directors. The Board of Directors ultimately approves executive compensation.

As a result, the total amount of compensation that we paid to our executives, the types of executive compensation programs we maintained, and the amount of compensation paid to our executives under each program has been determined by our Compensation Committee and Board of Directors based on their understanding of the market, experience in making these types of decisions, and judgment regarding the appropriate amounts and types of executive compensation to provide.

Compensation Committee Report

The following Report of the Compensation Committee of the Board of Directors on Executive Compensation will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

The Compensation Committee reviews and evaluates individual executive officers and determines the compensation for each executive officer (See “Executive Compensation”). The Compensation Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s incentive compensation and other stock-based plans, evaluates the effectiveness of its overall compensation programs, including oversight of the Company’s benefit, perquisite and employee equity programs, and reviews the Company’s management succession plans. A more complete description of the Compensation Committee’s functions is set forth in the Compensation Committee’s charter which is published on the “Investors” section of the Company’s website at www.plugpower.com. Each member of the Compensation Committee is an independent director as defined in the NASDAQ Rules.

In general, the Compensation Committee designs compensation to attract, retain and motivate a superior executive team, reward individual performance, relate compensation to Company goals and objectives and align the interests of the executive officers with those of the Company’s stockholders. We rely upon our judgment about each individual—and not on rigid guidelines or formulas, or short-term changes in business performance—in determining the amount and mix of compensation elements for each senior executive officer. Key factors affecting our judgments include: the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year; the nature, scope and level of the executive’s responsibilities; the executive’s contribution to the Company’s financial results; the executive’s effectiveness in leading the Company’s initiatives to increase customer value, productivity and revenue growth; and the executive’s contribution to the Company’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and the Company’s ethics policies.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with Management. Based on its review and discussions with Management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s proxy statement relating to the Company’s 2016 annual meeting of stockholders. This report on executive compensation for is provided by the undersigned members of the Compensation Committee of the Board of Directors.

Gary K. Willis (Chairman)

George C. McNamee

Douglas Hickey

Compensation Committee Interlocks and Insider Participation

During 2015, Messrs. Willis (Chairman), McNamee and Hickey served as members of the Compensation Committee. None of them had any relationship with the Company requiring disclosure under applicable rules and regulations of the SEC.

Summary Compensation

The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid in the last three fiscal years to the Company’s named executive officers.

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Position	Year	($)	($)	($)	($)	($)	($)		($)
				(1)	(2)	(3)	(4)
Andrew J. Marsh President, Chief Executive Officer and Director	2015	600,000	—	—	1,475,000	450,000	13,750	(5)	2,538,750
	2014	548,077	—	—	4,500,000	300,000	13,766	(5)	5,361,843
	2013	450,000	—	135,667	58,000	93,750	13,766	(5)	751,183

Paul B. Middleton (6) Chief Financial Officer and Senior Vice President	2015	375,000	—	—	491,750	281,250	40,750	(7)	1,188,750
	2014	43,269	263,990	141,600	727,500	—	129,510	(7)	1,305,869
	2013	—	—	—	—	—	—		—

Jose Luis Crespo (8) Vice President - Global Sales	2015	220,000	—	—	491,750	440,000	13,750	(9)	1,165,500
	2014	—							—
	2013	—							—

Keith Schmid (10) Chief Operating Officer and Senior Vice President	2015	391,000	—	—	491,750	293,250	13,750	(11)	1,189,750
	2014	317,500	—	—	1,800,000	167,500	52,232	(11)	2,337,232
	2013	52,577	—	—	128,000	—	3,160	(11)	183,737

Gerard L. Conway, Jr. General Counsel, Corporate Secretary and Senior Vice President	2015	280,000	—	—	393,400	157,500	13.750	(12)	844,650
	2014	265,000	—	—	1,125,000	105,000	13,526	(12)	1,508,526
	2013	250,000	—	12,334	58,000	18,325	10,757	(12)	349,416

(1)   This column represents the dollar amount of the sign-on bonus paid to Mr. Middleton in 2014.

(2)         This column represents the aggregate grant date fair value of the stock award computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. Fair value is calculated using the closing price of Plug Power common stock on the date of grant. For additional information on stock awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2015, as filed with the SEC. These amounts reflect the Company’s accounting expense, excluding the impact of estimated forfeitures, for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)         This column represents the aggregate grant date fair value of the option award computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to option awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2015, as filed with the SEC. These amounts reflect the Company’s accounting expense, excluding the impact of estimated forfeitures, for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(4)         This column represents the dollar amount of bonuses paid to executives under our non-equity incentive plan.

(5)         Includes the Company’s share of contributions on behalf of Mr. Marsh to the Plug Power 401(k) savings plan in the amount of $13,250, $13,250 and $13,250, in the years ended 2015, 2014 and 2013, respectively, and payments of $500, $516, and $516 for supplemental life insurance premiums in each of the years ended December 31, 2015, 2014 and 2013, respectively.

(6)         Mr. Middleton was hired as Chief Financial Officer and Senior Vice President effective December 1, 2014.

(7)         Includes the Company’s share of contributions on behalf of Mr. Middleton to the Plug Power 401(k) savings plan in the amount of $13,250 and $1,441 in the years ended December 31, 2015 and 2014, respectively, payment of $500 and $180 for supplemental life insurance premiums in the years ended December 31, 2015 and 2014, respectively, and payment of $27,000 and $127,889 for moving and relocation expenses in the years ended December 31, 2015 and 2014.

(8)         Mr. Crespo became a named executive officer effective January 1, 2015.

(9)         Includes the Company’s share of contributions on behalf of Mr. Crespo to the Plug Power 401(k) savings plan in the amount of $13,250 in the year ended December 31, 2015, and payment of $500 for supplemental life insurance in the year ended December 31, 2015.

(10)  Mr. Schmid was hired as Chief Operating Officer effective October 23, 2013 and became a named executive officer in 2014.

(11)  Includes the Company’s share of contributions on behalf of Mr. Schmid to the Plug Power 401(k) savings plan in the amount of $13,250, $13,250, and $1,730 in the years ended December 31, 2015, 2014, and 2013, respectively, and payment of $500, $276, and $45 for supplemental life insurance premiums for the years ended December 31, 2015, 2014, and 2013, respectively, and payment of $38,706 and $1,385 for moving and relocation expenses for the years ended December 31, 2014 and 2013, respectively.

(12)  Includes the Company’s share of contributions on behalf of Mr. Conway to the Plug Power 401(k) savings plan in the amount of $13,250, $13,250 and $10,577 in the years ended December 31, 2015, 2014 and 2013, respectively, payments of $500, $276, and $180 for supplemental life insurance premiums in each of the years ended December 31, 2015, 2014, and 2013, respectively.

Grants of Plan-Based Awards

				All Other
				Option
	Estimated future			Awards:		Grant Date
	payouts under			Number of	Exercise or	Fair Value
	non-equity incentive			Securities	Base Price of	of stock
	plan awards			Underlying	Option	and option
Name	Threshold ($)	Target ($)	Grant Date	Options (#)	Awards ($/Sh)	Awards
				(1)	(2)	(3)
Andrew Marsh	600,000	600,000	07/23/15	750,000	2.43	1,475,250
Paul B. Middleton	243,750	375,000	07/23/15	250,000	2.43	491,750
Jose Luis Crespo	220,000	440,000	07/23/15	250,000	2.43	491,750
Keith Schmid	254,100	391,000	07/23/15	250,000	2.43	491,750
Gerard L. Conway, Jr.	84,000	210,000	07/23/15	200,000	2.43	393,400

(1)         This column shows the number of stock options granted in 2015 to the named executives. These options generally vest and become exercisable ratably in three equal annual installments, beginning one year from the date of grant.

(2)         This column shows the per share exercise price for the stock options granted, which was the closing price of Plug Power common stock on the date of grant.

(3)         This column represents the aggregate grant date fair value of the stock awards and option awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to option awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2015, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, excluding the impact of estimated forfeitures, and do not correspond to the actual value that will be recognized by the named executives.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of December 31, 2015. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the section titled “Compensation Discussion and Analysis.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares Stock That Have Not Vested
Andrew Marsh	40,000		35.80	4/8/18
	250		9.50	5/20/19
	106,600		6.10	4/13/21
	200,000		2.17	12/13/21
	133,333	66,667	0.37	7/24/23
	333,333	666,667	5.39	7/24/24
		750,000	2.43	7/23/25
					122,222	257,888

Paul B. Middleton	83,333	166,667	3.54	12/1/24
		250,000	2.43	7/23/25
					26,667	56,267

Keith Schmid	266,667	133,333	0.57	10/23/23
	133,333	266,667	5.39	7/24/24
		250,000	2.43	7/23/25

Gerard L. Conway, Jr.	3,000		55.80	2/1/16
	3,000		37.50	2/14/17
	2,700		26.00	1/24/18
	250		9.50	5/20/19
	41,000		6.10	4/13/21
	16,666		2.17	12/13/21
	66,666	66,667	0.37	7/24/23
	83,333	166,667	5.39	7/24/24
		200,000	2.43	7/23/25
					11,111	23,444

Jose Luis Crespo	66,667	133,333	4.41	2/26/24
	16,667	33,333	5.39	7/24/24
		250,000	2.43	7/23/25

(1)         This column represents the number of shares that have not yet vested.

(2)         This column represents the market value of the unvested restricted stock awards using the stock price at the end of fiscal year 2015.

Option Exercises and Stock Vested in Fiscal 2015 Table

	Option awards		Stock awards
	Number
	of shares
	acquired	Value	Number of	Value
	on	realized on	shares acquired	realized
Name	exercise	exercise ($)	on vesting	on vesting
Andrew Marsh	—	—	122,223	$297,002
Gerard L. Conway, Jr.	—	—	1,112	$27,002
Paul B. Middleton	—	—	13,333	$29,199

Employment Agreements

The Company and Mr. Marsh are parties to an employment agreement which renews automatically for successive one- year terms unless Mr. Marsh or the Company gives notice to the contrary. Mr. Marsh receives an annual base salary of $600,000 and is eligible to: (i) receive an annual incentive bonus of up to an amount equal to one hundred percent (100%) of his annual base salary; (ii) participate in all savings and retirement plans; and (iii) participate in all benefit and executive perquisites. Mr. Marsh’s employment may be terminated by the Company with or without “Cause”, as defined in the agreement, or by Mr. Marsh for “Good Reason”, as defined in the agreement, or without “Good Reason” upon written notice of termination to the Company. If Mr. Marsh’s employment is terminated by the Company for any reason other than Cause, death or disability, or in the event that Mr. Marsh terminates his employment with the Company and is able to establish “Good Reason”, the Company is obligated to pay Mr. Marsh the sum of the following amounts:

(a)         one (1) times annual base salary and

(b)         one (1) times the annual incentive bonus for the immediately preceding fiscal year.

In addition, as of the date of termination, any restricted stock, stock options and other stock awards held by Mr. Marsh will accelerate vesting as if he had remained an employee for an additional twelve (12) months following the date of termination. Further, the Company is required to continue paying for health insurance and other benefits for Mr. Marsh and his eligible family members for twelve (12) months following his termination. The agreement also provides, among other things, that if, within twelve (12) months after a “Change in Control”, as defined in the agreement, the Company terminates Mr. Marsh’s employment without Cause, then he is be entitled to:

(i)             receive a lump sum payment equal to three (3) times the sum of (1) his current annual base salary plus (2) his average annual incentive bonus over the three (3) fiscal years prior to the Change in Control (or his annual incentive bonus for the fiscal year immediately preceding to the Change of Control, if higher),

(ii)          accelerated vesting of his stock options and other stock-based awards that would have vested had he remained an active employee for twelve (12) months following his termination, and

(iii)       receive benefits, including health and life insurance for twelve (12) months following the Change of Control.

The Company and Messrs. Middleton, Schmid, Conway, and Crespo are parties to Executive Employment Agreements pursuant to which if any of their employment is terminated by the Company for any reason other than “Cause”, as defined in the agreement, death or disability, or in the event that any terminates his employment with the Company and is able to establish “Good Reason”, as defined in the agreement, the Company is obligated to pay each an amount equal to his annual base salary. In addition, as of the date of termination, any restricted stock, stock options and other stock awards held by each will accelerate vesting as if he had remained an employee for an additional twelve (12) months following the date of termination. Further, the Company is required to continue paying for a portion of health insurance for each and his eligible family members for twelve (12) months following his termination.

In addition, Messrs. Middleton, Schmid, Conway and Crespo are entitled to exercise any vested stock options for twelve (12) months following the date of termination and the Company is required to continue paying health insurance and other benefits to each and his eligible family members for twelve (12) months following his termination. The Executive Employment Agreements also provide, among other things, that if, within twelve (12) months after a “Change in Control”, as defined in the agreement, the Company terminates such executive’s employment without Cause, then such executive shall be entitled to:

(i)             receive a lump sum payment equal to the sum of (1) his average annual base salary over the three (3) fiscal years immediately prior to the Change of Control (or the executive’s annual base salary in effect immediately prior to the Change of Control, if higher) and (2) his average annual bonus over the three (3) fiscal years prior to the Change in Control (or the executive’s annual bonus in effect immediately prior to the Change of Control, if higher),

(ii)          accelerated vesting of his stock options and other stock-based awards that would have vested had he remained an active employee for twelve (12) months following his termination, and

(iii)       receive benefits, including health and life insurance for twelve (12) months following the Change of Control.

The Company and Messrs. Marsh, Middleton, Schmid, Conway and Crespo are parties to employment agreements, respectively, that provide for a potential payment upon termination of employment other than for “Cause” as discussed above in Employment Agreements.

Such payments by the Company to any of the executives are subject to the executive signing a general release of claims in a form and manner satisfactory to the Company. An executive is not entitled to receive any such payment in the event he breaches the Employee Patent, Confidential Information and Non-Compete Agreement referenced in the executive’s respective agreement or any non-compete, non-solicit or non-disclosure covenants in any agreement between the Company and such executive. We agreed to provide severance payments to such executives in these circumstances based on our negotiations with each of our executives at the time they joined our Company, or as negotiated subsequent to hiring, and in order to provide a total compensation package that we believed to be competitive. Additionally, we believe that providing severance upon a termination without cause can help to encourage our executives to take the risks that we believe are necessary for our Company to succeed and also recognizes the longer hiring process typically involved in hiring a senior executive.

If Mr. Marsh had been terminated without cause on December 31, 2015, the approximate value of the severance package, including, as mentioned above in Employment Agreements, salary, benefits and equity awards, under his employment agreement would have been $1,970,326. If Mr. Middleton, Mr. Schmid, Mr. Conway, or Mr. Crespo had been terminated without cause on December 31, 2015, the approximate value of the severance packages, including, as mentioned above in Employment Agreements, salary, benefits and equity awards, under the employment agreement for such named executive would have been: Mr. Middleton—$685,260, Mr. Schmid—$1,204,806,  Mr. Conway—$831,090, and Mr. Crespo - $620,321.

The Company and Messrs. Marsh, Middleton, Schmid, Conway, and Crespo are parties to employment agreements, respectively, that provide for a potential payment upon a “Change of Control”, as discussed above in Employment Agreements. Such payments by the Company to any of the executives are subject to the executive signing a general release of claims in a form and manner satisfactory to the Company. An executive is not entitled to receive any such payment in the event he breaches the Employee Patent, Confidential Information and Non-Compete Agreement referenced in the executive’s respective agreement or any non-compete, non-solicit or non- disclosure covenants in any agreement between the Company and such executive.

We agreed to provide payments to these executives in these circumstances in order to provide a total compensation package that we believed to be competitive. Additionally, the primary purpose of our equity-based incentive awards is to align the interests of our executives and our stockholders and provide our executives with strong incentives to increase stockholder value over time. As change- in-control transactions typically represent events where our stockholders are realizing the value of their equity interests in our Company, we believe it is appropriate for our executives to share in this realization of stockholder value, particularly where their employment is terminated in connection with the change-in-control transaction. We believe that this will also help to better align the interests of our executives with our stockholders in pursuing and engaging in these transactions.

If a change-in-control had occurred on December 31, 2015 and on that date Mr. Marsh, Mr. Middleton, Mr. Schmid, Mr. Conway, or Mr. Crespo had been terminated without Cause, experienced a material negative change in his or her compensation or responsibilities or was required to be based at a location more than fifty (50) miles from his or her current work location, the value of the change-of- control payments and benefits under the employment agreements for each such named executive would have been as follows: Mr. Marsh—$3,726,326, Mr. Middleton—$664,347, Mr. Schmid—$1,155,179, Mr. Conway—$788,013 and Mr. Crespo - $611,013. The employment agreements provide for a modified cutback of the payments in the event that the total value of all change in control benefits exceed the maximum benefit that allows for a tax deduction for the Company under Section 280G of the Internal Revenue Code of 1986, as amended. The foregoing numbers do not reflect any cutback.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENTAUDITORS

Introduction

TheAudit Committee of the Board of Directors has appointed the firm of KPMG LLP, to serve as independent auditors for its 2016 fiscal year. KPMG LLP has served as the Company’s independent auditors since December 3, 2001. The Audit Committee reviewed and discussed its selection of, and the performance of, KPMG LLP for its 2015 fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of the independent auditors is ratified, the Audit Committee in its discretion may select a different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee pre- approval policy for audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre- approves the use of KPMG LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by KPMG LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For additional information concerning the Audit Committee and its activities with KPMG LLP, see “Committees and Meetings of the Board of Directors” and “Audit Committee Report” above.

Representatives of KPMG LLP attended seven of the eight meetings of the Audit Committee in-person in 2015. We expect that a representative of KPMG LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the shares of Common Stock (treating the Preferred Stock on an as-converted to Common Stock basis) present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of KPMG LLP as the Company’s independent auditors for 2016. You may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on this proposal. For purposes of determining whether this proposal has passed, abstentions and broker non- votes are not included in the number of votes cast for or against the proposal and therefore have no effect on the vote on the proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS PLUG POWER INC.’S INDEPENDENT AUDITORS FOR 2016.

CERTAIN RELATIONSHIPS AND RELATEDTRANSACTIONS

The Company’s Board of Directors has adopted a related party transaction policy that requires the Company’s General Counsel, together with outside counsel as necessary, to evaluate potential transactions between the Company and any related party prior to entering into any such transaction. Certain related party transactions may require the approval of the Board of Directors and itsAudit Committee. The policy defines a “related party” as: (i) the Company’s directors or executive officers, (ii) the Company’s director nominees, (iii) security holders known to the Company to beneficially own more than 5% of any class of the Company’s voting securities, or (iv) the immediate family members of any of the persons listed in items (i) — (iii). A person’s “immediate family” includes such person’schild, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any other person (other than a tenant or employee) sharing the household of such person.

Other than as otherwise disclosed herein, since January 1, 2015, the Company has not entered into, and there is not currently proposed, any transactions or series of similar transactions involving an amount in excess of $120,000 in which any related party had or will have a direct or indirect material interest.

The Company and Axane, S.A. (“Axane”) , a subsidiary of Air Liquide S.A. (“Air Liquide”), were partners in Hypulsion S.A.S. (the “JV”), a joint venture to develop and sell hydrogen fuel cell systems for the European material handling market. The Company owned 20% and Axane owned 80% of the JV.Air Liquide is also the parent company of Air Liquide Investissements d’Avenir et de Démonstration (“Air Liquide Investment”). On July 31, 2015, the Company (through a wholly owned subsidiary) acquired Axane’s 80% equity interest in Hypulsion for $11.5 million, payable in shares of Common Stock.

On May 8, 2013, the Company entered into a Securities Purchase Agreement with Air Liquide Investment, pursuant to which the Company sold to Air Liquide Investment 10,431 shares of the Company’s Series C Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), for an aggregate purchase price of approximately $2.6 million (Euro 2 million) in cash.

Under the terms of the investment, for so long as Air Liquide Investment holds any shares of Series C Preferred Stock, Air Liquide Investment is entitled to designate one director to the Company’s Board of Directors. In the event the Series C Preferred Stock is converted into shares of Common Stock and Air Liquide Investment continues to hold at least 5% of the outstanding shares of Common Stock or 50% of the shares of Common Stock held by Air Liquide Investment on an as-converted basis immediately following the issuance of the Series C Preferred Stock, Air Liquide Investment will continue to be entitled to designate one director to the Company’s Board of Directors. Currently, Air Liquide has designated Xavier Protone as this director. Air Liquide Investment also has the right to participate in certain private equity financings by the Company.

In connection with the Series C Preferred Stock investment, Axane purchased from the Company a 25% ownership interest in the JV for a cash purchase price of $3.3 million (Euro 2.5 million). Prior to July 31, 2015, the Company owned 20% of the JV, and Axane owned 80%.

In connection with the Series C Preferred Stock investment, the Company and the JV entered into an engineering service agreement under which, among other things, the Company provided the JV with engineering and technical services. From January 1, 2015 through July 31, 2015, the JV paid the Company a total of $1,085,901 for the purchase of fuel cell systems and parts.

PRINCIPALSTOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 1, 2016 (except as otherwise indicated) by:

•                  all persons known by us to have beneficially owned 5% or more of the Common Stock;

•                  each director of the Company;

•                  the named executive officers; and

•                  all directors and executive officers as a group.

The beneficial ownership of the stockholders listed below is based on publicly available information and from representations of such stockholders.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percentage (%)
Black Rock, Inc. (3)	9,675,953	5.4%
Andrew Marsh (4)	1,278,743	*
George C. McNamee (5)	935,625	*
Gary K. Willis (6)	389,607	*
Larry G. Garberding (7)	337,436	*
Maureen O. Helmer (8)	279,874	*
Keith Schmid (9)	421,617	*
Johannes Minoh Roth (10)	165,521	*
Gerard L. Conway, Jr. (11)	255,564	*
Douglas Hickey (12)	149,246	*
Gregory Kenausis (13)	132,273	*
Xavier Pontone (14)	122,759	*
Paul B. Middleton(15)	93,471	*
Jose Luis Crespo(16)	87,694	*
All executive officers and directors as a group (13 persons) (17)	4,649,430	2.6%

*                 Represents less than 1% of the outstanding shares of Common Stock

(1)         Unless otherwise indicated by footnote, the mailing address for each stockholder is c/o Plug Power Inc., 968 Albany Shaker Road, Latham, New York 12110.

(2)         The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and includes voting or investment power with respect to securities. Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 1, 2016, through the exercise of any warrant, stock option or other right. The inclusion in this table of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options, warrants or other rights held by such person that are exercisable within 60 days of April 1, 2016 but excludes shares of Common Stock underlying options, warrants or other rights held by any other person. Percentage of beneficial ownership is based on 180,272,745 shares of Common Stock outstanding as of April 1, 2016. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the stockholder.

(3)         Information is based on a Schedule 13G filed with the SEC on January 28, 2016. The address of the principal business office of BlackRock, Incl is 55 East 52nd Street, New York, NY 10055.

(4)         Includes 813,516 shares of Common Stock issuable upon exercise of outstanding options.

(5)         Includes 174,000 shares of Common Stock issuable upon exercise of outstanding options, and 365,000 shares of Common Stock held by a family trust.

(6)         Includes 150,700 shares of Common Stock issuable upon exercise of outstanding options.

(7)         Includes 161,500 shares of Common Stock issuable upon exercise of outstanding options.

(8)         Includes 144,700 shares of Common Stock issuable upon exercise of outstanding options.

(9)         Includes 400,000 shares of Common Stock issuable upon exercise of outstanding options.

(10)  Includes 115,000 shares of Common Stock issuable upon exercise of outstanding options.

(11)  Includes 216,615 shares of Common Stock issuable upon exercise of outstanding options.

(12)  Includes 131,000 shares of Common Stock issuable upon exercise of outstanding options.

(13)  Includes 105,000 shares of Common Stock issuable upon exercise of outstanding options.

(14)  Includes 105,000 shares of Common Stock issuable upon exercise of outstanding options

(15)  Includes 83,333 shares of Common Stock issuable upon exercise of outstanding options

(16)  Includes 83,334 shares of Common Stock issuable upon exercise of outstanding options

(17)  Includes 2,747,031 shares of Common Stock issuable upon exercise of outstanding options and 118,279 shares of Common Stock issuable upon exercise of outstanding warrants.

SECTION 16(A) BENEFICIALOWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, as defined by Section16, and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the SEC. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Form 4s were filed late on (1) February 13, 2015 and October 28, 2015 for Messrs. McNamee, Garberding, Hickey, Willis, Roth, Pontone, Kenauisis, Minho, and Ms. Helmer; and (2) on April 15, 2015 and July 17, 2015 for Messrs. McNamee, Hickey, Kenausis, Garberding, and Ms. Helmer, in each case for stock grants made pursuant to the Company’s Director Compensation Policy and in accordance with the Company’s 2011 Stock Option and Incentive Plan. Form 4s were not filed, and transactions were filed on Form 5s dated February 16, 2015, for (1) Messrs. Willis, Roth, and Pontone, in each case for stock grants made pursuant to the Company’s Director Compensation Policy and in accordance with the Company’s 2011 Stock Option and Incentive Plan; (2) Messrs. Marsh, Middleton, Schmid, and Conway related to stock grants made in accordance with the Company’s 2011 Stock Option and Incentive Plan.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies personally, by telephone, by e-mail or by other form of electronic communication. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their reasonable expenses by the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2017 Annual Meeting of Stockholders must be received by the Company on or before December 16, 2016 to be eligible for inclusion in the Company’s proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any such proposal should be mailed to: Corporate Secretary, Plug Power Inc., 968 Albany Shaker Road, Albany, New York 12110. Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company’s 2017 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company not less than 90 days nor more than 120 days prior to May 18, 2017 which dates are February 16, 2017 and January 17, 2017, respectively. If the date of the 2017 Annual Meeting is subsequently moved more than 30 days before or more than 60 days after May 18, 2017 such proposals must be received not later than the close of business on the later of the 90th day prior to the scheduled date of the 2017 Annual Meeting or the 10th day following the day on which publish announcement of the date of the 2017 Annual Meeting is first made, as set forth in the Company’s By-laws. Stockholder proposals must include all supporting documentation required by the Company’s By-laws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

The notice of Annual Meeting and Proxy Statement and 2015 Annual Report is available at www.proxyvote.com. Stockholders can elect to receive paper copies of the Annual Report and Proxy Statement in the mail by visiting at www.plugpower. com, by writing to Investor Relations at Plug Power Inc., 968 Albany Shaker Road, Latham, NY 12110 or by contacting the Company at (518) 782-7700.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Plug Power stock, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications, you can sign up to receive electronic proxy materials at www.proxyvote.com.

“Householding” is the term used to describe the practice of delivering one copy of a document to a household of shareholders instead of delivering one copy of a document to each shareholder in the household. Stockholders who share a common address and who have not opted out of the householding process should receive a single copy of the Notice of Internet Availability of Proxy Materials for each account. If you received more than one copy of the Notice of Internet Availability of Proxy Materials, you may elect to household in the future; if you received a single copy of the Notice of Internet Availability of Proxy Materials, you may opt out of householding in the future, in either case, by writing to the Company at the following address, Plug Power Inc., 968 Albany Shaker Road, Albany, New York 12110, or by calling the Company at (518) 782-7700.

In any event, you may obtain a copy of this Proxy Statement by writing to the Company at the following address: Plug Power Inc., 968 Albany Shaker Road, Albany, New York 12110.

ANNUAL REPORT ON FORM10-K

The Company’s 2015 Annual Report was furnished to stockholders with this Proxy Statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the SEC. Stockholders may receive a copy of the Form 10-K by:

(1)         Writing to Investor Relations at Plug Power Inc., 968 Albany Shaker Road, Latham, NY 12110;

(2)         Calling (518) 782-7700;

(3)         Accessing the Company’s website at www.plugpower.com; or

(4)         Accessing the SEC’s website at www.sec.gov.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 George C. McNamee 02 Johannes M. Roth 03 Xavier Pontone 04 Gregory L. Kenausis The Board of Directors recommends you vote FOR the following proposal: 2. The ratification of KPMG LLP as the Company's Independent Auditors for 2016. ForAgainst Abstain 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000285797_1 R1.0.1.25

FOR SECURITY PURPOSES, PLEASE BRING A VALID PICTURE ID IF YOU PLAN TO ATTEND THE MEETING Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com Annual Meeting of the Stockholders of PLUG POWER INC. May 18, 2016 at 10:00 AM Eastern Time The stockholder(s) hereby appoint(s) Gerard L. Conway, Jr. as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PLUG POWER INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on May 18, 2016, at the InterContinental New York Times Square, 300 West 44th Street, Union Station Room, New York, NY 10036 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN ITEM 1, AND "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2016 IN ITEM 2. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000285797_2 R1.0.1.25